Aurora Oil & Gas Corporation
4110 Copper Ridge Drive, Suite 1000
Traverse City, MI 49684

Dear Ladies and Gentlemen:

We have acted as counsel to Aurora Oil & Gas Corporation, a Utah corporation (the "Company") in connection with the Company's filing on Form S-3 of Post Effective Amendment No. 6 to the Registration Statement on Form SB-2 Registration No. 333-129695 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the resale of up to 8,900,000 shares of its common stock, par value $.01 per share (the "Common Stock") by investors named in the Registration Statement. Of the registered shares, 7,804,000 shares (the "Issued and Outstanding Registered Shares") are currently issued and outstanding, and 1,096,000 (the "Warrant Shares") are issuable upon exercise of certain warrants (the "Warrants").

In connection with the foregoing, we have examined originals or copies satisfactory to us of: (i) the Registration Statement, including the form of prospectus included therein; (ii) certain resolutions of the Board of Directors the Company regarding the authorization of the Registered Shares and the Warrants pursuant to which certain of the Registered Shares are issuable; (iii) the form of the Warrants; (iv) the Company's Restated Articles of Incorporation; (v) the Company's Bylaws; and (vi) a certificate as of a recent date from the State of Utah concerning the good standing of the Company as a corporation in Utah.

We have also reviewed such other matters of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

We have also assumed that: (i) all Registered Shares have been or will be issued and sold in compliance with applicable federal and state securities laws; (ii) there shall be no change in law affecting the validity of any of the shares of Common Stock (between the date hereof and the date of issuance and sale of such shares of Common Stock); and (iii) all parties to agreements involving the issuance or sale of the shares of Common Stock will perform their obligations thereunder in compliance with the terms of such documents.

Based upon and subject to the foregoing, we are of the opinion that the issued and outstanding Registered Shares are legally issued, fully paid and non-assessable shares of Common Stock, and the Warrant Shares will be, upon issuance in accordance with the terms of the Warrants, legally issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to Post Effective Amendment No. 6 to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated pursuant to Section 7 of the Act or Item 509 of Regulation S-K promulgated under the Act.

This opinion is based on applicable laws of the State of Michigan, State of Utah, and the United States of America.

Very truly yours,

FRASER TREBILCOCK DAVIS & DUNLAP, P.C.

[/s/ Fraser Trebilcock Davis & Dunlap, P.C.]